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                          GREENWICH STREET SERIES FUND
                                 AMENDMENT NO. 2
                                       TO
              THE FIRST AMENDED AND RESTATED MASTER TRUST AGREEMEMT

     AMENDMENT NO. 2 to the First Amended and Restated Master Trust Agreement dated as of October 14, 1998 (the "Agreement") of Greenwich Street Series Fund (the "Trust"), made as of the 21st day of November 2001.

                                   WITNESSETH:
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     WHEREAS, Article VII, Section 7.3 of the Agreement provides that the
Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of the Trustees; and

     WHEREAS, on October 17, 2001, a majority of the Trustees voted to change the name of the International Equity Portfolio to the Salomon Brothers Variable International Equity Fund; the name of Growth & Income Portfolio to the Salomon Brothers Variable Growth & Income Fund; and the name of Emerging Growth Portfolio to Salomon Brothers Variable Emerging Growth Fund.

     WHEREAS, the undersigned has been duly authorized by the Trustees to execute and file this Amendment No. 2 to the Agreement; and

     NOW, THEREFORE, the Agreement is hereby amended as follows:

     1. The first paragraph of Article IV, Section IV.2 of the Agreement is hereby amended to read in pertinent part as follows:

Section IV.2 Establishment and Designation of Sub-Trusts. Without limiting the
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authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts and Classes, the Trustees hereby establish and designate the following Sub-Trusts and Classes thereof: the Money Market Portfolio; the Intermediate High Grade Bond Portfolio; the Diversified Strategic Income Portfolio; the Equity Income Portfolio; the Equity Index Portfolio (which shall consist of 2 classes designated as Class I and Class II Shares); the Salomon Brothers Variable Growth & Income Fund; the Appreciation Portfolio; the Fundamental Value Portfolio; the Salomon Brothers Variable Emerging Growth Fund; and the Salomon Brothers Variable International Equity Fund. The Shares of such Sub-Trusts and Classes thereof and any Shares of any further Sub-Trusts or Classes that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust or Class at the time of establishing and designating the same) have the following relative rights and preferences:

     The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.

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     IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written.

                                  GREENWICH STREET SERIES FUND

                                  By:
                                      -----------------------------
                                  Name:  Michael Kocur
                                  Title: Assistant Secretary